INFORMATION REQUIRED IN PROXY STATEMENT

                                SCHEDULE 14A INFORMATION

                      Proxy Statement Pursuant to Section 14(a) of
                          the Securities Exchange Act of 1934

Filed by the registrant       /x/
Filed by a party other than the registrant  / /
Check the appropriate box:

/ /  Preliminary proxy statement

/x/  Definitive proxy statement

/ /  Definitive additional materials

/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                   OMI CORP.
- ------------------------------------------------------------------------------
                    (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                   OMI CORP.
- ------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

/x/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or Rule
     14a-6(i)(2).

/ /  $500 per each party per Exchange Act Rule 14a-6(i)(3), or Rule
     14a-6(i)(2).

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

  [LOGO}

                OMI CORP. O 90 PARK AVENUE O NEW YORK O NY 10016

                                                                April 19, 1996

DEAR STOCKHOLDER:

     You are cordially invited to attend the 1996 annual meeting of OMI Corp. stockholders to be held at The New York Helmsley Hotel, Knickerbocker Suite, Salon D, third floor, 212 East 42nd Street, New York, New York, on Tuesday, May 21, 1996, at 10:00 in the morning.

     Matters to be considered and acted upon by our stockholders include the election of directors, ratification of the appointment of OMI Corp.'s certified public accountants. These matters and the procedures for voting your shares are discussed in the accompanying Notice of Annual Meeting and Proxy Statement.

     The vote of every stockholder is important regardless of the number of shares owned. Accordingly, your prompt cooperation in signing, dating, and mailing the enclosed proxy will be appreciated.

                                                   Sincerely,


                                                   /s/ JACK GOLDSTEIN
                                                   ----------------------------
                                                   Jack Goldstein
                                                   President and
                                                   Chief Executive Officer

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF OMI CORP.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of OMI Corp. will be held in the Knickerbocker Suite, Salon D, third floor of The New York Helmsley Hotel, 212 East 42nd Street, New York, New York, on Tuesday, May 21, 1996, at 10:00 a.m. (Eastern Daylight Savings Time), for the following purposes:


     (1) To elect three directors (Class I) for a three-year term, each to hold office until his successor shall be duly elected and qualified;

     (2) To ratify the appointment of Deloitte & Touche LLP as auditors of OMI Corp. and various subsidiaries for the year ending December 31, 1996; and

     (3) To consider and act on such other business as may properly come before the meeting.

     The Board of Directors has fixed the close of business on April 5, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

     A complete list of the stockholders entitled to vote at the meeting will be located at the offices of OMI Corp., 90 Park Avenue, New York, New York, at least 10 days prior to the meeting.

                                            By Order of the Board of Directors


                                            /s/ FREDRIC S. LONDON
                                            ------------------------------
                                            Fredric S. London
                                            Secretary

New York, NY
April 19, 1996

                                   IMPORTANT
                                   ---------

PLEASE DATE AND SIGN THE ENCLOSED PROXY CARD AND RETURN IT AT YOUR EARLIEST CONVENIENCE IN THE ENCLOSED STAMPED, ADDRESSED ENVELOPE SO THAT IF YOU ARE UNABLE TO ATTEND THE MEETING YOUR SHARES MAY NEVERTHELESS BE VOTED.

PROXY STATEMENT

     The following statement is submitted to stockholders in connection with the solicitation of proxies for the Annual Meeting of Stockholders of OMI Corp. ("OMI" or the "Company") to be held May 21, 1996. OMI's corporate headquarters is located at 90 Park Avenue, New York, New York 10016, but the Annual Meeting will be held in the Knickerbocker Suite, Salon D, third floor of The New York Helmsley Hotel, 212 East 42nd Street, New York, New York. A proxy for this meeting is enclosed.

     The purposes of the meeting are:

          (1) to elect two directors for a three-year term, each to hold office until his successor shall be duly elected and qualified;

          (2) to ratify the appointment of Deloitte & Touche LLP as auditors of OMI and various subsidiaries for the current year;

          (3) to consider and act on such other business as may properly come before the meeting.

     The solicitation of the proxy enclosed with this Proxy Statement is made by and on behalf of the Board of Directors of OMI. The cost of this solicitation will be paid by OMI. Such costs include preparation, printing and mailing of the Notice of Annual Meeting, form of proxy and Proxy Statement, which are enclosed. The solicitation will be conducted principally by mail, although directors, officers and employees of OMI and its subsidiaries (at no additional compensation) may solicit proxies personally or by telephone and telegram. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries for proxy material to be sent to their principals and OMI will reimburse such persons for their expenses in so doing. OMI is also retaining D.F. King & Co., Inc. to solicit proxies and will pay D.F. King & Co., Inc. a fee of $6,500.

     The shares represented by all valid proxies in the enclosed form will be voted if received in time for the meeting and voted in accordance with the specifications, if any, made on the proxy. If no specification is made, the proxies will be voted FOR the management slate of directors, FOR the ratification of the appointment of Deloitte & Touche LLP as auditors, A proxy is revocable at any time prior to being voted by giving written notice to the Secretary of OMI or by attending the meeting and voting in person.

VOTING SECURITIES

     As of April 5, 1996, the record date for the meeting, OMI had outstanding 31,064,071 shares of common stock, par value $.50 per share (the "Common Stock"). Each share of Common Stock is entitled to one vote per share on all matters to come before the meeting, including the election of directors. The election for each nominee for director requires the affirmative vote of the holders of a majority of the shares of Common Stock cast in the election of directors. Broker non-votes will not be treated as votes cast with respect to any matter presented at the Annual Meeting and abstentions will be treated as negative votes on all matters other than election of directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     (a) The following table sets forth, as of March 31, 1996, certain information with respect to (i) each person known to OMI to be the beneficial owner of more than five percent (5%) of OMI's Common Stock, which is the only class of outstanding voting securities, (ii) each director, (iii) each of certain executive officers and (iv) all directors and all executive officers as a group:



    Name and Address                      Amount and Nature of        Percent
   of Beneficial Owner                  Beneficial Ownership (1)     of Class
   -------------------                  ------------------------      --------

Franklin Group of Funds ...............      3,887,000                 12.51%
777 Mariners Island Blvd.
P.O. Box 777
San Mateo, CA 94403-7777

Norwest Corporation ....................     3,115,400                 10.03%
Norwest Center
Sixth and Marquette
Minneapolis, Minnesota 55479-1026

Lindner Growth Fund ...................      2,214,900                  7.13%
7711 Carondelet Ave, Suite 700
P.O. Box 16900
(Clayton) St Louis, MO 63105

Wellington Management Co. .............      2,064,900                  6,65%
75 State Street
Boston, Massachusetts 02109

Prudential Insurance Company ..........      2,024,700                  6.52%
of America
751 Broad Street
Prudential Plaza
Newark, NJ 07102-3777

The Chase Manhattan Bank, N.A., .......      1,854,475                   6.0%
as trustee for the OMI Corp.
Employee Stock Ownership Plan
770 Broadway, 10th Floor
New York, NY 10008-9598

Jack Goldstein ........................        430,550(2)               1.39%

Craig H. Stevenson, Jr. ...............        116,513                    *

Robert L. Bugbee ......................         33,233                    *

Vincent J. de Sostoa ..................        117,502                    *

Richard J. Halluska ...................         86,856                    *

         Name of                        Amount and Nature of          Percent
    Beneficial Owner                  Beneficial Ownership (1)       of Class
    ----------------                  ------------------------       --------
Fredric S. London ....................        163,971                   *
Livio Borghese .......................        113,500                   *
Constantine G. Caras .................         15,000(3)                *
Steven D. Jellinek ...................         11,000(4)                *
Michael Klebanoff ....................        269,738                   *
Emanuel L. Rouvelas ..................         23,000(5)                *
All directors and executive
  officers as a group
  (18 persons). ......................      1,664,370                 5.36%

- ---------------
*    Represents holdings of less than one percent.

(1) Includes all shares with respect to which each person, executive officer or director directly, through any contract, arrangement, understanding, relationship or otherwise, has or shares the power to vote or to direct voting of such shares or to dispose or to direct the disposition of such shares. With respect to executive officers, includes shares that may be purchased under currently exercisable stock options granted pursuant to the OMI Incentive Stock Option Plan, OMI Non-Qualified Stock Option Plan, OMI 1990 Equity Incentive Plan, OMI 1995 Equity Incentive Plan and board resolution, whereby Mr. Stevenson received 40,000 non-qualified stock options as an inducement to enter into an employment contract with the Company. Includes restricted stock granted under the OMI 1990 Equity Incentive Plan, OMI 1995 Equity Incentive Plan and board resolution, whereby Mr. Stevenson received 15,000 shares of restricted stock as an inducement to enter into an employment contract with the Company, and shares that have been allocated under the OMI Employee Stock Ownership Plan. With respect to non-employees directors, includes shares that may be purchased under currently exercisable stock options granted pursuant to the OMI 1995 Stock Option Plan for Non-Employee Directors.

(2)  Includes 11,100 shares owned jointly with Mr. Goldstein's spouse.

(3)  Includes 5,000 shares owned jointly with Mr. Caras' spouse.

(4)  Includes 1,000 shares owned jointly with Mr. Jellinek's spouse.

(5)  Includes 13,000 shares owned jointly with Mr. Rouvelas' spouse.

ELECTION OF DIRECTORS

     Pursuant to OMI's Restated Certificate of Incorporation, as amended, and By-Laws, the Board of Directors of OMI is divided into three classes as set forth in the following table. Each Class consists of three directors. The directors in each class hold office for staggered terms of three years. The two

Class I directors, Messrs. Livio M. Borghese and Emanuel L. Rouvelas, whose present terms expire in 1996, are being proposed for reelection for new three year terms (expiring in 1999) at this Annual Meeting. George W. Vlandis whose term expires in 1996, retired as director effective June 20, 1995. The Company is currently seeking a director to fill the vacancy. Franklin W. L. Tsao whose term expires in 1997 resigned as a director effective June 20, 1995. Marianne K. Smythe was elected to the board on July 11, 1995 to fill the vacancy caused by the resignation of Mr. Tsao.

     All nominees in Class I are willing to serve as directors, but if any nominee becomes unable to serve prior to the Annual Meeting, the persons named as Proxies have discretionary authority to vote for a substitute nominee named by Management, or Management may reduce the number of directors to be determined and elected.

     The Board of Directors recommends a vote in favor of the election of the nominees for directors.

     The following table sets forth certain information regarding the members of and nominees for the Board of Directors:


                                       Class and
                                        Year in                                                          First
    Name and Other                    Which Term                      Principal                        Became a
      Information             Age     Will Expire                    Occupation                        Director
    -------------             ---    ------------                    ----------                        --------

                                  NOMINEES FOR ELECTION AT THE 1996 ANNUAL MEETING

Livio Borghese ............   57       Class I      Chairman, Curtis Industries, Inc.                  01/24/89
                                       1996

Emanuel L. Rouvelas .......   51       Class I      Partner, Preston Gates Ellis & Rouvelas            01/24/89
                                       1996         Meeds, Washington, DC

                                           DIRECTORS WHOSE TERMS CONTINUE

Constantine G. Caras ......   57       Class II     Executive Vice President and Chief                 11/16/83
                                       1997         Administrative Officer of Ogden Corporation

Michael Klebanoff .........   75       Class II     Chairman Emeritus of                               01/29/69*
                                       1997         OMI Corp.

Marianne K. Smhthe ........   53       Class II     Partner, Wilmer, Cutler & Pickering                07/11/95
                                       1997         Washington, DC

Craig H. Stevenson, Jr. ...   42       Class III    President and Chief Operating                      05/23/95
                                                    Officer of OMI Corp.

Jack Goldstein ............   57       Class III    Chairman of the Board and Chief Executive          06/11/86
                                                    Officer of OMI Corp.

Steven D. Jellinek ........   56       Class III    Chairman of the Board,                             09/17/91
                                       1998         Jellinek, Schwartz & Connolly, Inc.
                                       1997
- -------------

* Mr. Klebanoff was a director of OMI during the time that OMI was a wholly-owned subsidiary of Ogden Corporation and before the distribution of OMI stock to the Ogden Corporation common stockholders.

                                       4

           ADDITIONAL INFORMATION RELATING TO THE BOARD OF DIRECTORS

     During 1995, there were six Board of Directors' meetings of OMI. Messrs. Borghese and Rouvelas, incumbent directors being nominated for reelection, attended at least six of the 1995 meetings of the Board. All other directors attended at least six of the meetings of the Board.

     The Audit Committee, comprising Messrs. Caras and Jellinek, recommends to the Board the auditors to be appointed by the Company, reviews the results of each year's audit, evaluates any recommendations the auditors may propose with respect to the Company's internal controls and procedures and oversees the responses made to any such recommendations. The Compensation Committee, comprising Messrs. Borghese and Rouvelas, reviews and determines the compensation of the Company's executives. In 1995, the Audit Committee met twice for the purpose of reviewing audit procedures and inquiring into financial, legal, and other matters, and the Compensation Committee met twice for the purpose of reviewing overall compensation and employee benefit practices and programs. The Company does not have a nominating or similar committee.

     Mr. Borghese is presently Chairman of Curtis Industries, Inc. From October 1988 to December 1989, Mr. Borghese served as Chairman, International Investment Banking of Prudential-Bache Capital Funding and from 1990 to 1992, Mr. Borghese was Chairman of Borghese Triguboff Investment Corporation. For more than five years prior thereto, Mr. Borghese was a Senior Managing Director and member of the Executive Committee of Bear Stearns & Co., Inc. Mr. Rouvelas has been a Partner in the law firm of Preston Gates Ellis & Rouvelas Meeds since 1974.

     Mr. Caras was a Vice President of Ogden Corporation until June 1986, at which time he was appointed Executive Vice President and Chief Administrative Officer of Ogden Allied Services Corporation. In July 1990, Mr. Caras was appointed Executive Vice President of Ogden Corporation. Mr. Klebanoff, who was President of the Company from 1969 to 1983, has been the Chairman of the Board of OMI since 1983 until his resignation as Chairman of the Board in November 1995. Ms. Smythe was a Director of the Division of Investment Management with the U.S. Securities and Exchange Commission from 1991 to 1993. Since 1993, Ms. Smythe has been a Partner in the law firm of Wilmer, Cutler & Pickering.

     Mr. Stevenson was appointed President in November 1995, retaining his position of Chief Operating Officer. He was elected Executive Vice President and Chief Operating Officer in November 1994 and Senior Vice President/Chartering of the Company in August 1993. For five years prior thereto, he was President of Ocean Specialty Tankers Corp., a marketing manager for several of the Company's chemical Tankers. Mr. Goldstein was appointed Chairman of the Board in November 1995, retaining his position as Chief Executive Officer. He was elected President and Chief Executive Officer of OMI in April 1986. Prior thereto, Mr. Goldstein was Vice President of Overseas Shipholding Group, Inc. Since 1994, Mr. Jellinek has been Chairman of Jellinek, Schwartz & Connolly, Inc., a firm specializing in legislative and regulatory policy, strategic analysis and research management in the areas of environment, energy and health.

     Mr. Borghese is a director of United Kingdom Fund, Inc., Curtis Industries, Inc., Noel Group, Inc. and Revco D. S., Inc. Mr. Caras is a director of Ogden Corporation. Mr. Goldstein is a director of IMC (Holdings) Ltd., a joint venture partner of the Company.

CERTAIN TRANSACTIONS AND BUSINESS RELATIONSHIPS

     In 1995, the Company retained Preston Gates Ellis and Rouvelas Meeds, Washington, DC to provide legal services to the Company. Total fees paid in 1995 to Preston Gates Ellis and Rouvelas Meeds for services rendered to the Corporation were approximately $1,022,000. The Company also retained the firm in previous years and paid fees of approximately $587,000 and $608,000 for the years ended December 31, 1994 and 1993, respectively. Emanuel L. Rouvelas, a director of the Corporation is a partner in that firm. Management believes that the cost of services so rendered by Preston Gates Ellis and Rouvelas Meeds during the years 1995, 1994 and 1993 were reasonably comparable with the cost of obtaining similar services from an unaffiliated third party. The Company expects to retain Preston Gates Ellis and Rouvelas Meeds In 1996.

                           COMPENSATION OF DIRECTORS

     Directors who are also officers or employees of the Company do not receive any fees or remuneration for services as members of the Board of Directors or of any Committee thereof. Each non-employee director in 1995 was compensated $20,000 annually and $750 per board and committee meeting.

     Also, each non-employee director received a one-time grant of 30,000 shares of OMI Common Stock, pursuant to the Stock Option Plan for Non-Employee Directors which was approved at the annual meeting of stockholders on May 23, 1995. Each subsequently elected non-employee director receives a one-time grant of 30,000 shares of OMI Common Stock.

EXECUTIVE COMPENSATION

     The Summary Compensation Table shows the compensation for the past three years of each of the Company's six most highly compensated executive officers including the Chief Executive Officer (the "named executive officers").


                           SUMMARY COMPENSATION TABLE

                                                                             Long Term
                                        Annual Compensation             Compensation Awards
                          -----------------------------------------   ---------------------
                                                            Other     Restricted
                                                           Annual        Stock                 All Other
       Name and                                         Compensation    Awards   Options/    Compensation
  Principal Position      Year  Salary ($)   Bonus ($)       ($)        ($)(1)  SARs(#)(2)      ($)(3)
  ------------------      ----  ---------    ---------  ------------   -------- ----------   -------------
Jack Goldstein            1995    380,000          0          0               0         0        34,549
Chairman of the Board     1994    380,000          0          0               0         0        30,000
and Chief Executive       1993    333,144     40,000          0               0         0        30,000
Officer

Craig H. Stevenson, Jr.   1995    265,000          0          0         325,000    60,000        30,663
President and Chief       1994    225,000          0          0          99,375    40,000        27,306
Operating Officer         1993     69,423     10,000          0               0         0        88,109

Vincent J. de Sostoa      1995    225,000          0          0          97,500    30,000        30,365
Sr. Vice President,       1994    225,000          0          0               0         0        26,824
Chief Financial Officer   1993    191,283     25,000          0               0     7,000        30,522
and Treasurer

Fredric S. London         1995    218,000          0          0          97,500    30,000        29,287
Sr. Vice President,       1994    218,000          0          0               0         0        27,242
General Counsel and       1993    187,724     25,000          0               0     7,000        30,522
Secretary

Robert Bugbee             1995    146,154          0          0          97,500    60,000        26,998
Sr. Vice President/       1994         --         --         --              --        --            --
Commercial                1993         --         --         --              --        --            --

Richard J. Halluska       1995    145,577          0          0          97,500    30,000        25,734
Sr. Vice President/       1994    120,000          0          0               0         0        20,044
Operations                1993     99,658     15,000          0               0     5,000        20,703

- ------------

(1) The number and value of restricted stock holdings of each of the named executive officers on December 31, 1995 was 200,000 and $1,300,000 (Mr. Goldstein); 65,000 and $422,500 (Mr. Stevenson); 27,000 and $175,500 (for
     each of Messrs. de Sostoa and London); and 15,000 and $97,500 (for each of Messrs. Bugbee and Halluska). The value of the restricted stock is determined by multiplying the total shares awarded by the closing price on the New York Stock Exchange on December 29, 1995 ($6.50). To the extent dividends are declared on OMI Common Stock, dividends will be paid to these holders of restricted stock with respect to their holdings.

(2) Options granted under the OMI 1990 Equity Incentive Plan and the OMI 1995 Equity Incentive Plan to the named executive officers, with the exception of Mr. Stevenson who was granted options in 1994, pursuant to a stock option and restricted stock award agreement between Mr. Stevenson and the Company as an inducement to enter into employment.

(3) The amount for 1995 includes purchase value of shares allocated to accounts of named executive officers under the Company's Employee Stock Ownership Plan at a value of $19,349 (for each of Messrs. Goldstein, Stevenson, de Sostoa, and London), $18,654 (Mr. Bugbee), $18,778 (Mr. Halluska); amounts deferred or contributed under the OMI Corp. Savings Plan at a value of $15,200 (Mr. Goldstein), $10,600 (Mr. Stevenson), $9,000 (Mr. de Sostoa), $8,720 (Mr. London), $5,600 (Mr. Bugbee) and $5,835 (Mr. Halluska); $2,500
     relocation expense paid to or on behalf of Mr. Bugbee; and amounts reflecting the cost of group-term life insurance coverage over $50,000 for the named executive officers, with the exception of Mr. Goldstein, for a combined value of $177,596 for all of the named executive officers.

     The amount for Mr. Stevenson in 1993 includes $73,667 in relocation expenses paid to or on behalf of Mr. Stevenson, as well as purchase value of shares allocated to Mr. Stevenson's account under the Company's Employee Stock Ownership Plan at a value of $11,913, amounts deferred or contributed under the OMI Corp. Savings Plan at a value of $2,446 and the cost of group-term life insurance coverage over $50,000 for a combined value of $88,109.

EMPLOYMENT CONTRACTS

     The Company has employment agreements with Messrs. Goldstein, Stevenson, de Sostoa, London, Bugbee and Halluska which provide for an annual base salary and a performance incentive bonus. Each of these agreements also provide that if the employee (i) is terminated without cause, (ii) voluntarily terminates his employment within 90 days of a relocation or reduction in compensation or responsibilities, or (iii) is disabled, such employee will continue to receive base salary and other benefits until December 31, 1997 or twelve months from the date of termination of employment, whichever is later. In addition, if any such employee's employment is terminated without cause (other than for reasons of disability) within 2 years following a Change of Control (as defined in OMI's Separation Allowance Program), OMI will pay such employee an amount equal to 3 times the sum of his then current base salary and his maximum incentive bonus.

OPTION GRANTS IN 1995.

     The following table shows information concerning stock options granted to the named executive officers during calendar year 1995, pursuant to the OMI 1995 Equity Incentive Plan. OMI did not grant any stock options to executive officers under the OMI 1990 Equity Incentive Plan, OMI Incentive Stock Option Plan or the OMI Non-Qualified Stock Option Plan. OMI did not grant any stock appreciation rights ("SARs") during calendar year 1995.


                        OPTION GRANTS IN LAST FISCAL YEAR

                                                                                               Grant Date
                                                      Individual Grants                         Value (2)
                                     ----------------------------------------------------      -----------
                                                  % of Total
                                                     Options                                      Grant
                                      Number of    Granted to    Exercise or                      Date
                                       Options      Employees    Base Price     Expiration       Present
 Executive Officer                   Granted (1) in Fiscal Year  (per Share)       Date         Value ($)
 ----------------                    ----------  --------------  -----------    ----------      ---------
Craig H. Stevenson, Jr.               60,000          8.10%         $6.31        6/28/2005       227,400
Robert L. Bugbee                      40,000          5.40%         $5.38        5/31/2005       130,000
                                      20,000          2.70%         $6.31        6/28/2005        75,800
Vincent J. de Sostoa                  30,000          4.05%         $6.31        6/28/2005       113,700
Richard J. Halluska                   30,000          4.05%         $6.31        6/28/2005       113,700
Fredric S. London                     30,000          4.05%         $6.31        6/28/2005       113,700
- -------------

(1) Options for the named executive officers were granted on June 28, 1995. One-third of the options will become exercisable on June 28, 1996 and the remaining options will become exercisable in one-third increments on June 28, 1997 and June 28, 1998. Mr. Bugbee received an additional grant on May 31, 1995 which will also become exercisable in one-third increments on March 13, 1996, March 13, 1997 and March 13, 1998.

(2) The grant-date valuation alternative was calculated using the Black-Scholes pricing model with an assumed volatility of .36 on a risk free rate of 6.30% and 6.10%, zero dividend rate, and a ten year exercise term.

AGGREGATE OPTION EXERCISES IN 1995 AND YEAR-END OPTIONS VALUES.

     The following table shows the exercise of stock options or tandem SARs during fiscal year 1995 by each of the named executive officers and the fiscal year-end value of unexercised options and SARs.

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES


                                                       Number of Unexercised         Value of Unexercised
                              Shares/SARs              Options/SARs at Fiscal      In-the-Money Options/SARs
                               Acquired       Value        Year End(#)(1)           at Fiscal Year End(#)(2)
                              on Exercise   Realized --------------------------   ---------------------------
Name                              (#)          ($)   Exercisable/ Unexercisable   Exercisable/  Unexercisable
- ----                          -----------   -------- -----------  -------------   -----------   -------------
Jack Goldstein ..............    14,333       45,686    128,000              0       176,000            0
Craig H. Stevenson, Jr. .....         0            0     13,333         86,667         3,333       18,065
Vincent J. de Sostoa ........    24,660       74,392     45,006         32,334        27,512       10,368
Fredric S. London ...........         0            0     69,666         32,334        64,332       10,368
Robert L. Bugbee ............         0            0          0         60,000             0       47,500
Richard J. Halluska .........         0            0     26,833         31,667        31,416        9,034
- -------------

(1) Under the Company's stock option plans, options vest over a period of three to five years, are granted at an exercise price of not less than 100% of the fair market value on the date of the grant of the option and are exercisable over a period of not more than ten years from the date of grant.

(2) Based on the closing price on the New York Stock Exchange on December 31, 1995 ($6.50).

REPORT ON SENIOR EXECUTIVE COMPENSATION
BY THE BOARD OF DIRECTORS' COMPENSATION COMMITTEE

     OMI's senior executive compensation program is designed to ensure that OMI can attract and retain executives who will contribute to OMI's success by their ability, ingenuity and industry, and to enable these executives to participate in the long-term success and growth of OMI by giving them a proprietary interest in OMI. OMI's senior executive compensation program recognizes and encourages individual skills, commitment to corporate goals, and contributions to Company and shareholder interests.

COMPENSATION PHILOSOPHY

     OMI's senior executive compensation program, which governs compensation paid to senior executive officers (OMI's Chief Executive Officer and next three highest paid executive officers whose cash compensation exceeded $100,000 for the fiscal year ended December 31, 1995) as well as other senior executives, is designed to:

     o encourage senior executives to identify with the goals and objectives of the Company and to reward the achievement of those goals and objectives;

     o acknowledge individual contributions of executives in achieving corporate goals;

     o encourage executives to be creative and aggressive, within the bounds of sound reason, in working toward Company and shareholder objectives;

     o sufficiently relate compensation to performance to encourage highly focused attention to corporate goals, while at the same time incorporating recognition of the cyclical nature of the shipping industry;

     o provide an appropriate mix of short and long-term compensation to reward both current performance and future commitment to OMI; and

     o establish a working environment that encourages talent, rewards good judgment, and maintains a quality working environment.

     In the highly cyclical bulk shipping market, the knowledge and judgment of a company's senior executives are particularly critical to the success of the enterprise. A lost opportunity may not be presented again for many years. Therefore, OMI's senior executive compensation program takes into account not only the normal financial considerations, but also, through discussions with the Company's senior executives and through presentations at Board of Directors' meetings, an assessment of how well the executive has judged and reacted to the problems and opportunities presented to OMI in the course of market changes.

     OMI's senior executive compensation program, which is based on an assessment undertaken by an independent compensation consultant, includes base salary, bonus, stock options and grants of restricted stock. Total compensation considerations include factors such as earnings per share, cash flow, stock price, strategic decisions that will position the Company for future long-term success, continued efforts to improve the efficiency, quality and safety of shipping operations and efforts to develop and improve the business of the Company. No specific weights are assigned to any factors, except in connection with payment of bonuses as described below. The Compensation Committee makes a subjective judgment based on consideration of all factors.

ANNUAL COMPENSATION

     Base salaries of OMI's Chief Executive Officer and other named executive officers are listed in the Executive Compensation Table on page 7. Base salaries are reviewed annually by the Compensation Committee. Upward adjustments to base salaries are determined by an assessment of the base salaries included in employment contracts for the Chief Executive Officer and the other named executive officers, recent issues and difficulties addressed by the Chief Executive Officer and the other named executive officers, efforts expended to carry out job responsibilities, general pay practices of similar companies with similar job categories and internal equity considerations. OMI tries to maintain a competitive salary structure in comparison to the median salaries paid in the shipping industry in order to attract and retain the highly qualified individuals necessary to ensure OMI prospers and rewards shareholder confidence. While being within this competitive range, OMI's salary for its Chief Executive Officer is still at the low end of this range and considered moderate for the shipping industry. For comparison purposes, the Compensation Committee considered the salaries paid to reasonably comparable job categories by transportation companies included in the Dow Jones Transportation Average Index and the Dow Jones Marine Transportation Index.

     OMI's Chief Executive Officer and senior executive officers are also qualified for annual bonuses. Bonuses, along with increases in base salaries, provide the short-term incentive portion of executive compensation at OMI. The Board of Directors approved a bonus plan which provides bonuses based exclusively on the Company's cash flow and stock price and upon the performance of the individual executive. In 1993, bonuses were a modest portion of the compensation of OMI's Chief Executive Officer and other executive officers. In 1993, OMI reported a net loss of $.29 per share, compared to a net loss of $.36 per share in 1992. 1993 was a difficult year for bulk shipping companies, including OMI. Despite weak financial results, however, OMI's Chief Executive Officer and other named executive officers were able to market successfully $170 million of 10-year unsecured notes at an interest rate of 10.25%. With the proceeds of this sale, OMI restructured its outstanding debt and undertook new capital investment in foreign-flag assets, which put it in its best financial position in its history as a public company. The Compensation Committee carefully considered this factor in its decision to grant modest bonuses and raises at the end of 1993. In 1994 and 1995, no bonuses were paid due to the continuing losses of the Company. No raises were given at the end of 1994 to the named executive officers except for Mr. Stevenson who was hired in 1993 and assumed additional duties upon being named Executive Vice President and Chief Operating Officer. At the end of 1995 and effective for 1996, raises of approximately 3% were given to the named executive officers, except for Messrs. Stevenson, Bugbee and Halluska who received larger raises in connection with increased duties.

LONG-TERM COMPENSATION AWARDS

     OMI's compensation program also includes long-term compensation awards for OMI's Chief Executive Officer and senior executive officers. Long-term compensation awards granted from 1993 through 1995 are listed on page 7. Stock options can be granted to the Chief Executive Officer and the other named executive officers as part of OMI's effort to encourage and reward effective leadership and significant contributions to OMI's long-term growth and development. The long-term incentive portion of the senior executive compensation plan also creates further identity of interest between senior executives and shareholders. Stock options are considered annually for the Chief Executive Officer and the other named executive officers, based on financial, operational, and personal performance considerations, including, with respect to both individual awards and the total number awarded, the Company's cash position. Stock options were granted to the named executive officers, except for the Chief Executive Officer, and the non-employee directors in 1995. Under currently existing stock option plans, stock options vest over a three-year period (or, in some instances, a five-year period) beginning with the date of the grant. These options encourage long-term commitment to OMI by its Chief Executive Officer and the other named executive officers. Pursuant to OMI's 1990 Equity Incentive Plan and OMI's 1995 Equity Incentive Plan, the option price per share purchasable under a stock option is not permitted to be less than 100% of the fair market value of the stock on the date of the grant of the option. Only an increase in the value of the stock will result in additional compensation, linking this portion of the compensation directly to the long-term success of the Company and the long-term interests of its shareholders.

     The long-term incentive portion of OMI's senior executive compensation program also includes annual consideration of the grant of restricted stock to senior executives. The grant of restricted stock provides an additional long-term incentive for the Chief Executive Officer and senior executive officers who provide outstanding leadership for the Company. Restricted stock grants can be given in combination with other stock options or alone and are based on individual and Company performance. OMI's grants of restricted stock vest over a period of three to five years (except for restricted stock granted to the Chief Executive Officer which vests over a ten-year period), providing an incentive for the officers to make a long-term personal investment in the growth and development of OMI. Grants of restricted stock in 1995 were made to the named executive officers, with the exception of the Chief Executive Officer. There will be no further options granted nor restricted stock awarded under any existing plan other than the 1995 Equity Incentive Plan.

POLICY WITH RESPECT TO SECTION 162(M)

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deduction that a publicly held company can take with respect to the compensation of certain of its executive officers to the extent that such compensation exceeds $1 million in a taxable year, unless the compensation qualifies for any of several exceptions provided in the statute, including an exception for "performance based" compensation. The Company does not expect that the total compensation otherwise deductible for any of the Company's executive officers will exceed the amount of $1 million in any year in the immediate future. Therefore, no action with respect to this limit has been taken by the Company at this time.

COMPENSATION COMMITTEE

     The OMI Board of Directors' Compensation Committee, which is responsible for the administration of OMI's senior executive compensation program, is composed entirely of independent outside directors. The Compensation Committee reviews all aspects of senior executive compensation and recommends to the Board of Directors annual and long-term components of Chief Executive Officer and named executive officer compensation.

                                        COMPENSATION COMMITTEE

                                        Emanuel L. Rouvelas, Chairman
                                        Livio M. Borghese

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee comprises Messrs. Borghese and Rouvelas, both of whom are directors of the Company and neither of whom are or were officers of the Company or any of its subsidiaries. Mr. Rouvelas is a partner in the law firm of Preston Gates Ellis & Rouvelas Meeds which is a partner in Preston Gates & Ellis which rendered legal services to the Company during 1995 and is expected to continue to do so.

COMPARATIVE PERFORMANCE GRAPH

     Set forth below is a graph comparing the cumulative total shareholder return on the Company's Common Stock with the cumulative total return of the Dow Jones Equity Market Index and the Dow Jones Marine Transportation Index for the five-year period ended December 31, 1995.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURNS
               AMONG OMI CORP., DOW JONES EQUITY MARKET INDEX AND
                      DOW JONES MARINE TRANSPORTATION INDEX
                         FISCAL YEAR ENDING DECEMBER 31

               -- GRAPHICAL REPRESENTATION OF DATA TABLE BELOW --

                                             1990  1991  1992  1993  1994  1995
OMI Corp.                                     100   140    79   128   124   121
Dow Jones Equity Market Index                 100   132   144   158   159   220
Dow Jones Marine Transporation Index          100   140   123   158   145   166

- ------------
     The total return on the Company's Common Stock and each index assumes the value of each investment was $100 on December 31, 1990, and that all dividends were reinvested.

EMPLOYEE RETIREMENT BENEFIT PLANS

     OMI established the OMI Corp. Savings Plan (the "Savings Plan"), effective July 1, 1993. The Savings Plan covers all employees of the Company, other than leased employees, non-resident aliens or those employees covered by a negotiated collective bargaining agreement. The Savings Plan is designed and operated as a tax-qualified and profit-sharing plan and trust so that contributions may be deducted by the Company for federal income tax purposes. This Savings Plan operates pursuant to Section 401(k) of the Internal Revenue Code under which eligible employees are permitted to make before tax salary deferrals to individual Plan accounts. The Savings Plan currently allows participants to defer receipt of up to 10% of their compensation annually (including bonus and excluding non-cash compensation or contributions to other benefit plans maintained by the Company, if any) with the Company matching 100% of employee elective deferrals up to 3% of their compensation. Although discretionary Company profit-sharing contributions are allowed under the Savings Plan there were no such contributions made during 1995. Participant accounts, other than elective deferrals and earnings on deferred amounts, vest at a graduated rate of 20% per year of service to the Company. Matching contributions of $7,600, $5,300, $4,500, $4,360, $2,800, and $2,918 were made for Messrs. Goldstein,
Stevenson, de Sostoa, London, Bugbee and Halluska, respectively, during 1995.

APPROVAL OF AUDITORS

     The Board of Directors has appointed Deloitte & Touche LLP as auditors of OMI and various subsidiaries for the year 1996. A representative of Deloitte & Touche LLP, who were also the auditors of OMI for 1995, is expected to be present at the meeting with the opportunity to make a statement if he desires to do so and to respond to appropriate questions.

     The Board of Directors recommends a vote in favor of ratification of the appointment of Deloitte & Touche LLP as auditors for 1996.

SECTION 16(A) REPORTING

     Section 16(a) of the Exchange Act requires the Company's executive officers and directors and holders of more than 10% of the Company's common stock (collectively, "reporting persons") to file reports of ownership and changes in ownership of the Company's equity securities with the Securities and Exchange Commission and the New York Stock Exchange. Based upon a review of the copies of such reports furnished to the Company and written representations from the reporting persons other than executive officers and directors of the Company that no reports on Form 5 were required to be filed, the Company believes that all reports by such reporting persons were timely filed.

OTHER MATTERS

     OMI has no knowledge of any matters to be presented to the meeting other than those set forth above. The persons named in the accompanying form of proxy will use their own discretion in voting with respect to matters which are not determined or known at the date hereof.

     Copies of OMI's Annual Report on Form 10-K, excluding exhibits, are available to any stockholder, at no charge, by writing to: Corporate Relations Department, OMI Corp., 90 Park Avenue, New York, New York 10016-1302.

SHAREHOLDER PROPOSALS

     Any proposals of stockholders to be presented at OMI's next Annual Meeting must be received at OMI's principal executive offices, 90 Park Avenue, New York, New York 10016-1302, Attention: Secretary, not later than December 20, 1996, for inclusion in OMI's proxy statement and form of proxy relating to that Annual Meeting.

     The Company's Annual Report to Stockholders for the fiscal year ended December 31, 1995 has been mailed to Stockholders.


                                    By Order of the Board of Directors



                                    FREDRIC S. LONDON
                                    Secretary

New York, NY
April 19, 1996

                                                                          [LOGO]

                                                                       OMI CORP.

                                                                       Notice of
                                                                  Annual Meeting
                                                                             and
                                                                 Proxy Statement



                                                                  Annual Meeting
                                                                 of Stockholders
                                                                    May 21, 1996
                                                                      10:00 A.M.
                                                                    The New York
                                                                  Helmsley Hotel
                                                            212 East 42nd Street
                                                                    New York, NY
                                   Printed on
                                 Recycled Paper

                                [Recycled Logo]

                                    APPENDIX
                    (Pursuant to Rule 304 of Regulation S-T)

1. Page 13 contains a description in tabular form of a graph entitled "Comparative Performance Graph" which represents the comparison of the cumulative total return on the Company's Common Stock against the cumulative total return of the Dow Jones Equity Market Index and the Dow Jones Marine Transportation Index for the period of five years commencing January 1, 1991 and ending December 31, 1995, which graph is contained in the paper format of this Proxy Statement being sent to Stockholders.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                                   OMI CORP.


     KNOW ALL PERSONS BY THESE PRESENTS that the undersigned stockholder of OMI CORP. (the "Corporation") does hereby constitute JACK GOLDSTEIN, CRAIG H. STEVENSON, JR. and FREDRIC S. LONDON, and each of them, attorneys and proxies with full power of substitution to each, for and in the name of the undersigned and with all the powers the undersigned would possess if personally present, to vote all the shares of Common Stock of the undersigned in the Corporation at the Annual Meeting of Stockholders of the Corporation, to be held at The New York Helmsley Hotel, Knickerbocker Suite, Salon D, third floor, 212 East 42nd Street, New York, New York on Tuesday, May 21, 1996 at 10:00 A.M., on all matters as may properly come before the meeting, as set forth in the Notice of Annual Meeting of Stockholders, dated April 17, 1996 and at any and all adjournments thereof.

     THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS. IF NO SPECIFICATION IS MADE AS TO ANY PROPOSAL, THE SHARES WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS, FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS.

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED ON THE REVERSE SIDE)

                              FOLD AND DETACH HERE

- --------------------------------------------------------------------------------
This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no such directions are given with respect to all or some items, as to such items, this Proxy will be voted FOR Proposals 1, and 2

[X] Please mark your votes like this in blue or black ink

                                   ----------
                                     COMMON

The Board of Directors recommends a vote FOR all nominees in Proposal 1 and FOR Proposal 2.

Proposal 1: FOR election of the following two Class I directors for a three-year term, each to hold office until his successor shall be elected and qualified: Livio M. Borghese and Emanuel L. Rouvelas


                                              WITHHOLD
                                             AUTHORITY
                                              to vote
                            FOR           for all nominees
                            [ ]                [ ]

Proposal 2: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS AUDITORS
     OF THE CORPORATION FOR THE YEAR 1996.

                  FOR              AGAINST          ABSTAIN
                  [ ]                [ ]              [ ]

I PLAN TO ATTEND MEETING [ ]


(To withhold authority to vote for any individual nominee, print that nominee's name below.)

__________________________________

Signature(s)________________________________________       Date_____________

NOTE: Please mark, date, and sign your name as it appears hereon and return in the enclosed envelope. When signing as an attorney, executor, administrator, trustee or guardian, please give title as such. If signer is a corporation, please sign full corporate name by authorized officer and attach corporate seal. For joint accounts, each joint owner should sign.

                              FOLD AND DETACH HERE